Ex. 99.28(d)(3)(viii)

Amendment

to Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and AQR Capital Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and AQR Capital Management, LLC, a Delaware limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of July, 2013, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved: i) a change in the U.S. federal income tax status from a regulated investment company to a partnership for the JNL/AQR Large Cap Relaxed Constraint Equity Fund and the JNL/AQR Managed Futures Strategy Fund, effective January 1, 2019; ii) the dissolution of the JNL/AQR Managed Futures Strategy Fund Ltd., effective April 29, 2019; iii) the JNL/AQR Large Cap Defensive Style Fund as a new fund of the Trust, effective June 24, 2019; and iv) the Sub-Adviser to provide sub-investment advisory services to the JNL/AQR Large Cap Defensive Style Fund, effective June 24, 2019.

Whereas, the Parties have agreed to amend the Agreement to: i) update Section 3. “Management”, Section 8. “Compensation” and Section 13. “Acknowledgements of Adviser”, effective April 29, 2019; and ii) replace Schedules A and B to the Agreement, effective June 24, 2019.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	The first paragraph under Section 3. “Management,” shall be deleted and replaced, in its entirety, with the following:

Management. Subject always to the supervision of the Adviser, which in turn is subject to the supervision of the Trust’s Board of Trustees, Sub-Adviser will furnish an investment program in respect of, make investment decisions for, and invest and reinvest, all assets of the Fund and place all orders for the purchase and sale of securities, commodities, and derivatives thereon, and other financial instruments, foreign or domestic securities and other financial instruments or property (including, without limitation, commodities and commodities-related instruments, currencies, financial and other swaps, futures, options and other derivative products of any type) (hereinafter collectively, “securities”), all on behalf of the Fund, pursuant to the provisions of this paragraph 3. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund (as set forth below), and will monitor the Fund’s investments, and will comply with the provisions of Trust’s Declaration of Trust and By-Laws, as amended from time to time, and the stated investment objectives, policies and restrictions of the Fund, which may be amended from time to time, provided Sub-Adviser has been provided with such Declaration of Trust and Bylaws and has received prior notice of any changes made to the investment objective, policies and restrictions of the Fund and has been given a reasonable amount of time to implement any changes or amendments to such documentation, investment objectives, policies or restrictions. Sub-Adviser and Adviser will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Fund and to consult with each other regarding the investment affairs of the Fund. Sub-Adviser will report to the Board of Trustees and to Adviser with respect to the implementation of such program. Sub-Adviser, solely with respect to the assets of the Funds which are under its management pursuant to this Agreement, and based on information obtained from the Fund’s administrator, custodian and other service providers, shall take reasonable steps to comply with the diversification provisions of Section 817(h) of the Internal Revenue Code of 1986, as amended, and its accompanying Regulation, Treas. Reg. Section 1.817-5, applicable to the Fund and insurance company separate accounts that invest therein.

2)	Section 8. “Compensation,” shall be deleted and replaced, in its entirety, with the following:

Compensation. For the services provided and the expenses assumed pursuant to this Agreement, Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee accrued daily and payable monthly on the average daily net assets in the Funds, in accordance with Schedule B hereto. Such fee shall be paid as soon as practicable, but in no event later than 30 calendar days, after each month-end. If the Sub-Adviser shall serve for less than the whole of any month, the foregoing compensation shall be prorated.

3)	Section 13. “Acknowledgements of Adviser,” shall be deleted and replaced, in its entirety, with the following:

Acknowledgements of Adviser. Adviser acknowledges and agrees that:

a)	The Sub-Adviser intends to treat each Fund as an “exempt account” under CFTC Regulation 4.7(c) under the CEA and needs to verify certain information in order for the Sub-Adviser to claim relief from the disclosure and recordkeeping provisions of the CEA. Accordingly, the Adviser hereby represents that each Fund is a “qualified eligible person” as defined in CFTC Regulation 4.7 (“Qualified Eligible Person”). The Adviser will take reasonable steps to cooperate with the Sub-Adviser in connection with establishing and maintaining such exemption under Regulation 4.7, including, upon request, confirming whether a Fund is a Qualified Eligible Person.

b)	The Adviser, on behalf of each Fund, consents to each Fund being treated as an “exempt account” within the meaning of CFTC Regulation 4.7(c).

c)	The Adviser is:

i.	registered as required with the CFTC as a commodity pool operator, commodity trading advisor, futures commission merchant, introducing broker, retail foreign exchange dealer, swap dealer and/or major swap participant (and is a member of NFA), or

ii.	excluded or exempt from such registration requirements and has made all required filings relating thereto.

d)	The Adviser will provide Sub-Adviser reasonable advance notification (in no event less than 30 days) of any decision to:

i.	register and operate as a commodity pool operator on behalf of the Fund, if the Adviser had previously claimed an exclusion or exemption from registration as a commodity pool operator on behalf of the Fund, or

ii.	operate the Fund under an exclusion or exemption from registration with the CFTC, if the Adviser had registered as a commodity pool operator on behalf of the Fund.

4)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated June 24, 2019, attached hereto.

5)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated June 24, 2019, attached hereto.

6)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

7)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

8)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of April 29, 2019 and June 24, 2019, respectively, for the changes outlined above.

Jackson National Asset Management, LLC		AQR Capital Management, LLC

By:	/s/ Mark D. Nerud	By:	/s/ Ross Bogatch
Name:	Mark D. Nerud	Name:	Ross Bogatch
Title:	President and CEO	Title:	Vice President, Deputy Senior Counsel,
& Authorized Signatory
AQR Capital Management, LLC

Schedule A

Dated June 24, 2019

Funds
JNL/AQR Large Cap Defensive Style Fund
JNL/AQR Large Cap Relaxed Constraint Equity Fund
JNL/AQR Managed Futures Strategy Fund

A-1

Schedule B

Dated June 24, 2019

(Compensation)

JNL/AQR Large Cap Defensive Style Fund
Average Daily Net Assets	Annual Rate
$0 to $250 million	0.20%
$250 million to $500 million	0.18%
Amounts over $500 million	0.16%

JNL/AQR Large Cap Relaxed Constraint Equity Fund
Average Daily Net Assets	Annual Rate
$0 to $250 million	0.40%
$250 million to $500 million	0.35%
Amounts over $500 million	0.30%

JNL/AQR Managed Futures Strategy Fund
Average Daily Net Assets	Annual Rate
$0 to $500 million	0.65%
$500 to $700 million	0.55%
Amounts over $700 million	0.50%

B-1